SUB-ITEM 77E:
LEGAL PROCEEDINGS

Since February 2004,
Federated and related
entities
(collectively, "Federated")
have been named as
defendants in several
lawsuits, that were
consolidated into
a single action
in the United States
District
Court for the
Western District of Pennsylvania,
alleging excessive advisory fees
involving one of the
Federated-sponsored mutual funds.
Without admitting the
validity of any claim,
Federated reached a final
settlement with the
Plaintiffs in these
cases in April 2011.